EXHIBIT 10.5

Confidential	Execution Version

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

between

OPIANT PHARMACEUTICALS, INC.

and

AEGIS THERAPEUTICS, LLC

Effective Date January 1, 2017

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	REPRESENTATIONS AND WARRANTIES		1

	2.1	Both Parties	1

	2.2	AEGIS Additional Representations and Warranties	2

	2.3	Disclaimer of Warranties	4

3.	LICENSE GRANTS; SUBLICENSING AND SUBCONTRACTING		4

	3.1	AEGIS Technology	4

	3.2	Sublicenses	5

	3.3	Manufacture; Right of Reference	5

	3.4	Contract Research	5

	3.5	Exclusivity; Non-Competition	6

	3.6	Technology Disclosure; Assistance	6

	3.7	Diligence Efforts	6

	3.8	Research and Development Plans and Reports	7

	3.9	Excipient Toxicity Studies	8

4.	PAYMENTS		8

	4.1	License Issuance Fee	8

	4.2	Developmental Milestone Payments	9

	4.3	Commercialization Milestones	10

	4.4	Royalties	10

	4.5	Royalty Reports	12

	4.6	Audits	13

	4.7	Payment Method	13

	4.8	Taxes and Duties	14

	4.9	Sublicense Revenue	14

5.	OWNERSHIP AND RIGHTS FOR DATA AND TECHNOLOGY		14

	5.1	AEGIS Technology	14

	5.2	OPIANT Technology	14

	5.3	Inventorship	15

	5.4	Inventions Related to the Compound	15

	5.5	Inventions Related to the Excipient	15

	5.6	Joint Inventions	16

	5.7	Rights	16

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS (continued)

6.	PATENT RIGHTS		16

	6.1	Prosecution and Maintenance of AEGIS Patent Rights	16

	6.2	Prosecution and Maintenance of OPIANT Patent Rights	17

	6.3	Prosecution and Maintenance of Joint Patent Rights	18

	6.4	Orange Book Listings	18

	6.5	Enforcement	18

	6.6	FDA Matters	20

	6.7	Joint Research Agreement	20

7.	CONFIDENTIALITY		20

	7.1	Confidentiality	20

	7.2	Terms of License Agreement	21

	7.3	Permitted Disclosures	21

	7.4	Publicity	21

8.	INDEMNIFICATION AND INSURANCE		22

	8.1	Indemnification by OPIANT	22

	8.2	Indemnification by AEGIS	22

	8.3	Procedure	22

	8.4	Insurance	23

9.	TERM; TERMINATION		23

	9.1	Term	23

	9.2	Termination for Breach or Bankruptcy	23

	9.3	Termination by OPIANT	23

	9.4	Effect of Expiration or Termination	23

10.	GENERAL PROVISIONS		24

	10.1	Governing Law	24

	10.2	Arbitration	24

	10.3	Modification; Waiver	25

	10.4	Rights Under U.S. Bankruptcy Code	25

	10.5	Assignment	25

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS (continued)

10.6	Independent Contractors	26

10.7	Further Actions	26

10.8	Notices	26

10.9	No Implied Licenses	27

10.10	Force Majeure	27

10.11	No Consequential Damages	27

10.12	Complete Agreement	27

10.13	Counterparts	27

10.14	Severability	27

10.15	Headings	28

EXHIBIT A – DEFINITIONS

EXHIBIT B – AEGIS PATENT RIGHTS

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) effective as of January 1, 2017 (the “Effective Date”), and entered into by the Parties on June 22, 2017 (“Execution Date”) by and between AEGIS THERAPEUTICS, LLC, a California limited liability company (“AEGIS”), and OPIANT PHARMACEUTICALS, INC., a Delaware corporation (“OPIANT” and together with “AEGIS,” the “Parties”).

Recitals

A.       AEGIS has rights in certain proprietary technology regarding the chemically synthesizable delivery enhancement and stability agents that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and large molecule drugs.

B.        OPIANT desires to develop and commercialize therapeutic products that utilize such proprietary technology of AEGIS for the delivery of the Compound (as defined in Exhibit A).

C.        OPIANT desires to obtain from AEGIS, and AEGIS is willing to grant to OPIANT, a license to develop and commercialize such therapeutic products, on the terms and conditions set forth below.

In consideration of the foregoing Recitals and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this License Agreement, the terms defined in Exhibit A attached hereto shall have the defined meanings as set forth in Exhibit A, and the terms defined in this License Agreement shall have the corresponding meanings set forth in this License Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1       Both Parties. Each Party represents and warrants to the other Party as follows:

2.1.1       Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2       Authorization and Enforcement of Obligations. Such Party (a) has the requisite power and authority and the legal right to enter into this License Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder. This License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3       Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this License Agreement have been obtained.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.1.4       No Conflict. The execution and delivery of this License Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.2       AEGIS Additional Representations and Warranties. AEGIS hereby represents and warrants to OPIANT that:

2.2.1	Intellectual Property Matters.

(a)       Exhibit B sets forth a true, correct and complete list of all AEGIS Patents Rights existing as of the Execution Date, and for each such patent and patent application AEGIS has identified (i) the owner, (ii) the countries in which such listed item is patented or registered or in which an application for patent or for registration is pending, (iii) the application number, (iv) the patent or registration number, as applicable, (v) the earliest relied upon priority filing date for determination of the expiration date, (vi) the expiration date, as applicable, including any applicable patent term extensions or supplemental protection certificates, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee.

(b)       Each of the patents and patent applications included on Exhibit B properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such application is pending.

(c)       Each person, including without limitation any employee, independent contractor, consultant, or agent of AEGIS, who has or has had any rights in or to each of the patents and patent applications included in the AEGIS Patents Rights, has executed an agreement assigning his, her or its entire right, title and interest in and to such AEGIS Patents Rights to the owner thereof as identified on Exhibit B.

(d)       To AEGIS’ knowledge, each owner and inventor of each of the AEGIS Patents Rights has complied with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

(e)       To AEGIS’ knowledge, neither AEGIS nor any third party has undertaken or omitted to undertake any acts, and to its knowledge, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any of the AEGIS Patents Rights.

(f)       AEGIS is the sole and exclusive owner or exclusive licensee of the patents and patent applications listed in Exhibit B, free and clear of all Encumbrances. Subject to the license granted to OPIANT hereunder, AEGIS has the exclusive right to Exploit the AEGIS Technology, including without limitation any and all patent rights licensed to AEGIS by UAB pursuant to the UAB Agreement, for use with the Compound in the Field in the Territory. AEGIS has the right to grant all rights and licenses it grants to OPIANT under this License Agreement with respect to the AEGIS Technology, including without limitation any and all patent rights licensed to AEGIS by UAB pursuant to the UAB Agreement.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(g)       Other than pursuant to this License Agreement and the Prior Agreements, AEGIS has not assigned, licensed, sublicensed, granted any interest in or options to, nor has AEGIS otherwise entered into any existing agreement with respect to, the AEGIS Technology for use with the Compound in the Field and shall not do so prior to the expiration or termination of this License Agreement.

(h)       AEGIS has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the AEGIS Technology.

(i)       To AEGIS’ knowledge, AEGIS Technology constitutes all of the intellectual property that is useful or necessary for the use of the Excipient.

(j)       As of the Execution Date, to AEGIS’ knowledge, the use of the AEGIS Technology in accordance with the terms of this License Agreement does not infringe the intellectual property rights of any third party and does not constitute a misappropriation of the trade secrets or other intellectual property rights of any third party in the Territory.

(j)       As of the Execution Date, to AEGIS’ knowledge, no third party has interfered with, infringed upon or misappropriated the AEGIS Technology in the Field for use with the Compound.

(k)       As of the Execution Date, AEGIS has not been served with notice of any interference action or litigation with respect to the AEGIS Technology nor has AEGIS received any written communication which expressly threatens any interference action, requests that AEGIS obtain a license from any third party or otherwise threatens or contemplates litigation with respect to the AEGIS Technology, whether before any patent and trademark office, court, or any other governmental authority. To AEGIS’ knowledge, as of the Execution Date: (i) no such action or litigation has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action or litigation.

2.2.2	Regulatory Matters.

(a)       As of the Execution Date, to AEGIS’ knowledge, AEGIS holds, and is operating in compliance with, any and all exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any other governmental authority required in connection with the development to date of the Excipients.

(b)       AEGIS has not received any warning letters or written correspondence from the FDA and/or any other governmental authority requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to the Excipients.

(c)       As of the Execution Date, there are no actual or, to AEGIS’ knowledge, threatened enforcement actions relating to any Excipient by the FDA or any other governmental authority which has jurisdiction over AEGIS’ or any applicable third-party manufacturer’s operations or products, including, without limitation, any fines, injunctions civil or criminal penalties, investigations, debarments or suspensions.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(d)       AEGIS is not, and to AEGIS’ knowledge, no person involved in the performance of AEGIS’ or any services under this License Agreement is, debarred or suspended under 21 U.S.C. §335(a) or (b).

2.2.3       Compliance with Laws. As of the Execution Date, to AEGIS’ knowledge, AEGIS is in compliance in all respects with all Laws that are applicable to the ownership, operation or use of any of the Excipients or AEGIS Technology. To AEGIS’ knowledge, there are no events, conditions, circumstances, activities, practices, incidents or actions of AEGIS relating to the AEGIS Technology that would interfere with or prevent compliance with or give rise to any liabilities or investigative, corrective or remedial obligations with respect to the AEGIS Technology under applicable Laws.

2.2.4       Supply Matters. Any Excipients supplied by AEGIS will be done so in accordance with the Supply Agreement.

2.2.5       UAB Licensing Agreement. The UAB Licensing Agreement is a legal and valid obligation binding upon the parties thereto and enforceable in accordance with its terms. Attached hereto as Exhibit C is a true and correct copy of the UAB Licensing Agreement, with the financial terms and sponsored research terms redacted. No provisions of the UAB Licensing Agreement or any other agreement with any third party restrict or limit AEGIS’ right to grant OPIANT the rights and licenses granted by AEGIS to OPIANT in this License Agreement. AEGIS has not received any notice of default, and is not in default, of any of its obligations under the UAB Licensing Agreement, and no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision, or amendment of the UAB Licensing Agreement. To AEGIS’ knowledge, UAB is not in default, of any of its obligations under the UAB Licensing Agreement. AEGIS has obtained all required consents from UAB for it to grant to OPIANT the rights and licenses granted by AEGIS hereunder.

2.3       Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, AEGIS MAKES NO REPRESENTATIONS OR WARRANTIES IN THIS LICENSE AGREEMENT, EXPRESS OR IMPLIED, REGARDING THE AEGIS TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, AND ALL RIGHTS IN THE AEGIS TECHNOLOGY PROVIDED TO OPIANT HEREUNDER ARE PROVIDED “AS IS.”

3.	LICENSE GRANTS; SUBLICENSING AND SUBCONTRACTING

3.1       AEGIS Technology. AEGIS hereby grants to OPIANT an exclusive (even as against AEGIS except for use pursuant to and in accordance with the Supply Agreement), sublicensable (as set forth in Section 3.2), worldwide, license, under the AEGIS Technology, to Exploit Compound(s) and Product(s) in the Field (the “License”).

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.2       Sublicenses. OPIANT shall have the right to grant sublicenses under any portion or all of the license set forth in Section 3.1 to one or more Affiliates and/or third parties without the prior written consent of AEGIS. OPIANT shall give AEGIS prompt written notice of each sublicense under this License Agreement, and shall deliver a copy of each sublicense to AEGIS within thirty (30) days after execution of the same Each sublicense shall be subject to the applicable terms and conditions of this License Agreement, including an obligation on the sublicensee to file royalty reports to OPIANT, which reports shall be subject to audit by OPIANT (but not AEGIS). OPIANT agrees to audit such sublicensees at AEGIS’ reasonable request; provided that the timing and scope of any such audit are consistent with OPIANT’s business practices and such requests by AEGIS shall not exceed one (1) request per Calendar Year per sublicensee. OPIANT shall remain liable to AEGIS for sublicensee’s exercise of any of OPIANT’s rights and sublicensee’s performance of OPIANT’s obligations under this License Agreement, including, but not limited to, payment of royalties, keeping of records and reporting of sales as if the sublicensee’s sales were OPIANT’s sales. For purposes of clarity, the right to “have manufactured” and to “have sold” shall not be considered to be a sublicense under this License Agreement.

3.3      Manufacture; Right of Reference.

3.3.1       Except as set forth in this Section 3.3 or the Supply Agreement, notwithstanding the license granted under Section 3.1 to manufacture Excipients, OPIANT hereby covenants and agrees to not exercise such right to make or have made Excipients except as specified in the Supply Agreement. Upon termination of the Supply Agreement, a supply failure or supply shortage, or as otherwise set forth for in the Supply Agreement, AEGIS shall provide reasonable assistance to OPIANT to facilitate the disclosure and transfer of copies of any AEGIS Know-How Rights or other technology reasonably required to permit OPIANT or any such contract manufacturer to manufacture Excipients.

3.3.2       OPIANT shall have the right to reference the AEGIS Data, and all regulatory filings in AEGIS’ control containing such AEGIS Data, in connection with the Exploitation of Product(s), including without limitation the applicable drug master files pertaining to the Excipients. Such right shall extend to any contract manufacturer engaged by OPIANT, any of its Affiliates and/or any sublicensees to manufacture Excipients. As requested by OPIANT, AEGIS shall provide a letter of authorization to the FDA authorizing the FDA to access AEGIS’ drug master files exclusively for submissions associated with the Product(s).

3.4       Contract Research.

3.4.1       The license granted under Section 3.1 to conduct research and to develop Products shall automatically extend to any contract research organization and/or contract analytical organization engaged by OPIANT (without the need to sublicense), any of its Affiliates and/or any sublicensee in connection with research and development efforts for the Products. At OPIANT’s request, AEGIS shall provide reasonable assistance to OPIANT to facilitate the disclosure and transfer of copies of any AEGIS Know-How Rights or other technology reasonably required to permit any such contract research organization and/or contract analytical organization to conduct research and development efforts for the Products, at no additional cost to OPIANT.

3.4.2       In the event that OPIANT desires to engage a contract research organization in connection with its research and development efforts, if any, solely related to the Excipients, OPIANT agrees to provide a request for quotation of services to UAB at the same time as when providing such requests to other potential service providers. Such request shall allow for a commercially reasonable period of time to provide a response from all potential contractors. The Parties understand and agree that OPIANT shall have no obligation to utilize the services of UAB or any other party and that this Section 3.4.2 shall not apply to the development of the Product or any other development matters not related solely to the Excipients.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.5       Exclusivity; Non-Competition.

3.5.1       Until the expiration of the Royalty Term in each country in the Territory, neither AEGIS nor any of its Affiliates shall, directly or indirectly engage in any activities or participate in any business or otherwise compete with OPIANT (including without limitation by developing, researching, manufacturing, selling, offering for sale, licensing, offering for license, covenant not to sue a third party, agreeing to sell or license, divesting or transferring rights, including without limitation any AEGIS Technology, to any third party) anywhere in the Territory with respect to the Exploitation of any therapeutic containing a Compound or derivative or active metabolite of a Compound without the prior written consent of OPIANT.

3.5.2       Each of the Parties recognizes that the restrictions contained in, and the terms of, this Section 3.5 are properly required for the adequate protection of the license set forth in Section 3.1 and OPIANT’s rights under this License Agreement, and agree that if any provision in this Section 3.5 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

3.6       Technology Disclosure; Assistance. Within thirty (30) days after the Execution Date, AEGIS shall deliver, at AEGIS’ expense, to OPIANT, or provide OPIANT with copies of (a) the AEGIS Know-How Rights, consisting of (i) copies of any publications related to the application of Excipients, including without limitation the Excipient known as Intravail®, (ii) basic formulation ingredients, concentration data, formulation protocols, etc., (iii) access to all toxicology and safety information relating to Excipients, including without limitation the Excipient known as Intravail® (excluding third party confidential information), and (iv) access to the drug master file(s) (excluding the CMC portion and third party confidential information) pertaining to the Excipients; and (b) all AEGIS Patent Rights and all relevant material information related thereto available to AEGIS. Additionally, at such time in the future during the term of this License Agreement if AEGIS or its Affiliates acquires additional AEGIS Technology which either Party reasonably believes to be necessary or useful for Opiant to Exploit the Product, Aegis shall promptly disclose the same to Opiant, together with the material information and documents concerning the same which are available to Aegis. At Opiant’s request and expense, throughout the term of this License Agreement, Aegis shall provide reasonable assistance to Opiant to facilitate the disclosure and transfer of copies of any Aegis Data, Aegis Know-How Rights, or other technology reasonably required to permit Opiant to Exploit the Excipients for the Product(s), including without limitation to permit OPIANT or any sublicensee or contract manufacturer of OPIANT to develop and/or manufacture Excipients for purposes of manufacturing Product(s) if and when permitted in accordance with Section 3.3, but subject to the limitation of Section 3.1.

3.7       Diligence Efforts.

3.7.1       OPIANT shall use Commercially Reasonable Efforts (defined below) to obtain regulatory approval for the Product and to thereafter maximize sales of the Product in the Territory.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.7.2       The term “Commercially Reasonable Efforts” shall mean that level of effort that a biotechnology or pharmaceutical company of comparable size, capabilities and financials would normally apply in the United States and the EU, as applicable, in pursuing the development and commercialization of a pharmaceutical product with a similar efficacy and safety profile to the Product (taking into account at all times the relevant patent, medical/scientific, technical, regulatory, development cost, market potential, or commercial profile of same), subject to intervening Regulatory Authority actions or requests, new legislation, any breach of the AEGIS’ obligations under this License Agreement and/or Supply Agreement or any other third-party action not within the reasonable control of OPIANT.

3.7.3       In the event OPIANT does not (directly or with or through any of its Affiliates or sublicensees) use Commercially Reasonable Efforts to Exploit a Product, then AEGIS will have the right to terminate the License with respect to such Product as provided in this Section 3.7.3, and such termination shall be the sole remedy for such failure. Said termination will occur upon AEGIS delivering to OPIANT a written notice of termination, unless OPIANT responds within sixty (60) days after receipt of said notice with evidence which demonstrates that OPIANT (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Exploit a Product.

(a)       If there is a dispute between the Parties regarding whether OPIANT (or any of its Affiliates or sublicensees) is using Commercially Reasonable Efforts to Exploit a Product, the dispute resolution procedures pursuant to Section 10.2 shall apply and no termination will occur unless and until it is finally determined pursuant to such procedures that OPIANT has not (directly or with or through any of its Affiliates or sublicensees) used Commercially Reasonable Efforts to Exploit such Product. In the event that it is finally determined pursuant to such procedures that OPIANT has not (directly or with or through any of its Affiliates or sublicensees) used Commercially Reasonable Efforts to Exploit such Product, then AEGIS shall not have the right to terminate the License for such Product if OPIANT puts in place and begins implementation of a commercially reasonable plan, mutually agreed to by the Parties, for compliance with its obligation to use Commercially Reasonable Efforts to Exploit such Product within sixty (60) days after such final determination.

(b)       If AEGIS terminates the License granted with respect to a Product as permitted by Section 3.7.3, OPIANT shall assign and transfer exclusively to AEGIS (even as to OPIANT) all data and intellectual property and any Joint Patent Rights owned by OPIANT that relates solely to such Product, at AEGIS’ expense; provided, however, that such assignment and transfer shall exclude any data and intellectual property solely related to the Compound. AEGIS’ rights to terminate the License under this Section 3.7.3 shall not begin until two (2) years after the Execution Date.

3.8       Research and Development Plans and Reports.

3.8.1       During the term of this License Agreement, AEGIS may offer its recommendations to OPIANT for development as to any ways which may be more effective for utilizing the Excipient(s). For avoidance of doubt, neither party shall have any legally binding obligations or liabilities concerning the foregoing recommendations.

3.8.2       Within ninety (90) days following the end of each Calendar Year during the term of this License Agreement, OPIANT shall prepare and deliver to AEGIS a written report which shall describe, in reasonable detail, OPIANT’s efforts and results for researching and developing Products during such Calendar Year.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.8.3       The plans and report and contents thereof shall be owned exclusively by OPIANT. AEGIS shall treat the foregoing plans and reports and their contents as Confidential Information of OPIANT consistent with Section 7.

3.8.4       OPIANT shall furnish to AEGIS a copy of all clinical protocol(s) and the related patient informed consent form for any clinical trial study, which involves an Excipient or the AEGIS Technology; and AEGIS shall be entitled to share such documents with the AEGIS insurance carriers to the extent required to comply with its contractual obligations to such entities. AEGIS agrees that any personally identifiable information or protected health information, which comes into AEGIS’ possession under this License Agreement will be protected and acted on in accordance with applicable data protection legislation, such as the Health Insurance Portability and Accountability Act of 1996 as well as all other applicable laws and regulations.

3.9       **** Studies. In the event that **** conducts any **** studies **** (the “**** Studies”), **** agrees to provide to **** a draft copy of the intended protocol(s) to be used for such **** Studies; and **** will give due considerations to any recommendations which **** may give for improving the protocol(s) for the ****Studies. **** agrees to provide any **** arising from the **** Studies (“****”) to ****within thirty (30) days after **** receives the ****, which ****shall be subject to the confidentiality obligations set forth in this Agreement. **** may include in its **** such portions of or information from the **** as is required or appropriate for inclusion in ****, provided that prior to sharing with any third party, **** shall redact all **** Confidential Information including all references to ****; provided however that the ****.

4.            PAYMENTS

4.1       License Issuance Fee. As partial consideration for the grant to OPIANT of the License, OPIANT shall pay to AEGIS a (i) one-time, nonrefundable and noncreditable license fee of **** U.S. dollars (U.S. $****) as of the Execution Date; and (ii) one-time, nonrefundable and noncreditable license fee of **** U.S. dollars (U.S. $****) upon the earlier of ****or ****.

OPIANT may elect to pay up to 50% of the License Issuance Fee by issuing to AEGIS shares of OPIANT’S common stock subject to the following:

(a)       There must be a public market for OPIANT’S shares and OPIANT must be current with all statutory filings;

(b)       The shares shall be issued pursuant to Rule 144 of the Securities Act of 1933;

(c)       The number of shares to be issued shall be calculated as seventy-five percent (75%) of the average closing price for the previous twenty (20) trading days;

(d)       As soon as AEGIS has satisfied the statutory holding period, OPIANT’S legal counsel shall provide a legal opinion so that the shares can be sold in accordance with Rule 144 of the Securities Act of 1933.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.2       Developmental Milestone Payments. As partial consideration for the grant to OPIANT of the rights under Section 3.1 the Parties agree to the following:

4.2.1       **** Products. As partial consideration for the grant to OPIANT of the rights under Section 3.1 the Parties agree to the following milestones for the first Product containing ****:

Milestone	Amount
Successful Completion of the first pilot PK study in humans	$	****
Upon the Successful Completion of the first PK study in humans; provided, that if OPIANT has not initiated a first PK study in humans by ****, then such milestone shall be due on ****	$	****
Approval of the first NDA or its equivalent	$	****

At the time when any milestone payment listed in the table above is due, if OPIANT has not paid all other milestone payments (if any) previously listed in such table, then at such time OPIANT shall pay all such unpaid previous milestone payments.

The term “Successful Completion” shall mean the decision made by OPIANT, in its sole discretion, within forty-five (45) days after the availability of top-line data from such study whether to advance the development program for such Product or such other period mutually agreed upon by the Parties, which decision to advance shall be considered successful completion and achievement of the milestone for such Product. In the event OPIANT fails to advance such program specific to the Product, then all rights granted to OPIANT for such Product shall be terminated.

4.2.2       **** Products. As partial consideration for the grant to OPIANT of the rights under Section 3.1 the Parties agree to the following milestones for the first Product containing ****:

Milestone	Amount
Successful Completion of the first pilot PK study in humans	$	****
Upon the Successful Completion of the first PK study in humans; provided, that if OPIANT has not initiated a first PK study in humans by ****, then such milestone shall be due on ****	$	****
Approval of the first NDA or its equivalent	$	****

At the time when any milestone payment listed in the table above is due, if OPIANT has not paid all other milestone payments (if any) previously listed in such table, then at such time OPIANT shall pay all such unpaid previous milestone payments.

4.2.3       **** Products. As partial consideration for the grant to OPIANT of the rights under Section 3.1 the Parties agree to the following milestones for the first Product containing ****:

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Milestone	Amount
Successful Completion of the first pilot PK study in humans	$	****
Upon the Successful Completion of the first PK study in humans; provided, that if OPIANT has not initiated a first PK study in humans by ****, then such milestone shall be due on ****	$	****
Successful Completion of the first Phase II study	$	****
Successful Completion of the second Phase III study	$	****
Approval of the first NDA or its equivalent	$	****

At the time when any milestone payment listed in the table above is due, if OPIANT has not paid all other milestone payments (if any) previously listed in such table, then at such time OPIANT shall pay all such unpaid previous milestone payments.

Notwithstanding the foregoing, in the event that a Product contains two Compounds in combination, then OPIANT shall: (i) pay to Aegis a one-time fee in the amount of **** U.S. dollars (U.S. $****); and (ii) upfront milestones payments for the higher of the two Compounds with respect to such Product under Sections 4.1, 4.2.1, 4.2.2 and 4.2.3.

4.3       Commercialization Milestones. As partial consideration for the grant to OPIANT of the rights under Section 3.1, the following milestone payments will be paid, on a Product-by-Product basis for the first Product for each respective Compound: ****. For Annual Net Sales milestones, the first time in the first Calendar Year that the total aggregate Net Sales of the applicable Product in a Calendar Year by OPIANT, its Affiliates and its sublicensees in the Territory reach the amounts set forth in the table in this Section 4.3, below. Within thirty (30) days following the achievement of each of the following milestones, OPIANT shall give written notice to AEGIS thereof and shall pay to AEGIS the corresponding one time only milestone payments described below.

Milestone	Amount
First commercial sale of the first Product containing each of the following Compounds: ****	$	****

First time Annual Net Sales for each Product is greater than or equal to $****	$	****

4.4       Royalties.

4.4.1       Within thirty (30) days following the First Commercial Sale of a Product in each country in the Territory, OPIANT shall give written notice to AEGIS thereof.

4.4.2       As partial consideration for the grant to OPIANT of the rights under Section 3.1, during the applicable Royalty Term, OPIANT shall pay to AEGIS royalties on Annual Net Sales of Products, on a country-by-country and Product-by-Product basis in accordance with this Section 4.4, in an amount equal to the applicable rate set forth in the table in this Section 4.4.2, below, times the Annual Net Sales of Products by OPIANT, its sublicensees (subject to Section 4.9) and their respective Affiliates, subject to the applicable reductions as set forth in Sections 4.4.3 through 4.4.5; but in no event will the royalty rate be reduced pursuant to Sections 4.4.3 through 4.4.5 by more than fifty percent (50%) (although any such unused reduction sum will be carried forward and applied against future payments).

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Annual Net Sales (U.S. $)	Royalty Rate

Aggregate Annual Net Sales during a Calendar Year less than or equal to **** Dollars (U.S. $****)	****	%

Aggregate Annual Net Sales during a Calendar Year greater than **** Dollars (U.S. $****) and less than or equal to **** Dollars (U.S. $****)	****	%

Aggregate Annual Net Sales during a Calendar Year greater than **** Dollars (U.S. $****) and less than or equal to **** Dollars (U.S. $****)	****	%

Aggregate Annual Net Sales during a Calendar Year greater than **** Dollars (U.S. $****) and less than or equal to **** Dollars (U.S. $****)	****	%

Aggregate Annual Net Sales during a Calendar Year greater than **** Dollars (U.S. $****)	****	%

4.4.3       The royalty percentage then applicable under this Section 4.4 to Net Sales of any Product made in any country in the Territory shall be reduced by fifty percent (50%) if at the time of the sale of such Product in such country, the use, manufacture, offer for sale, sale and import of such Product in such county is not covered by a Valid Claim.

4.4.4       In the event that a Generic Product enters the market and such Generic Product causes a price reduction of at least 25% for two consecutive Calendar Quarters, OPIANT may reduce the royalty payments for sales of such Product by fifty percent (50%); provided, no payment to AEGIS shall be reduced by more than fifty percent (50%) of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments). After any such reduction, if the Net Sales of the Product are restored for a period of at least two (2) Consecutive Quarters, to the volume and price which existed immediately prior to the entry of a Generic Product, then the royalty rates shall also be restored to the rates in effect prior to the entry of such Generic Product.

4.4.5       If the level of competition, patent protection or the general commercial environment for such Product affects in any material respect the commercial viability of a Product at the then applicable royalty rate due under this Agreement for any country(ies) in the Territory, upon written request from OPIANT, AEGIS will negotiate in good faith with OPIANT for a reduction of such royalty rates, as applicable to such Product in such country.

4.4.6       Third Party Licenses.

(a)       If OPIANT determines, in its reasonable judgment (subject to subpart c below), that the intellectual property rights of a third party are necessary for the Exploitation of a Product or practice of any AEGIS Technology in accordance with this License Agreement, then the royalty and milestone amounts owed to AEGIS hereunder for Exploiting the AEGIS Technology in the country (or countries) where such third party intellectual property rights are enforceable shall be subject to a credit reduction in an amount equal to one hundred percent (100%) of the amount of any payments that OPIANT (or any of its sublicensees) pays such third party to use such third party intellectual property rights; provided, no payment to AEGIS shall be reduced by more than fifty percent (50%) of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments).

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)       If OPIANT determines, in its reasonable judgment, that the technology, and/or a license to intellectual property rights, of a third party is useful, but not necessary, for the development, manufacture, or commercialization of any Product or for the practice (or sublicensing) of any AEGIS Technology in accordance with this License Agreement, then the royalty and milestone amounts owed to AEGIS hereunder for Exploiting the AEGIS Technology in the country (or countries) where such third party intellectual property rights are enforceable shall be subject to a credit reduction in an amount equal to fifty percent (50%) of the amount of any third party technology payments that OPIANT (or any of its sublicensees) pays such third party to obtain such technology and/or rights; provided, no payment to AEGIS shall be reduced by more than fifty percent (50%) of the amount payable before any reductions or credits (although any unused excess credit may be carried forward and applied against future payments).

(c)       If AEGIS disputes OPIANT’s determination under Section 4.4.5(a) that the technology, and/or a license to intellectual property rights, of such third party is necessary for the practice of any AEGIS Technology in accordance with this License Agreement, AEGIS may submit such dispute to an independent third party arbiter, mutually agreed to by the Parties, such agreement not to be unreasonably withheld, delayed, or conditioned, and such arbiter to have at least ten (10) years' experience in the biopharmaceutical industry overseeing drug development or patent law, who shall determine within thirty (30) days whether, in the absence of rights granted by such third party, the practice of any AEGIS Technology in accordance with this License Agreement would likely or actually infringe or misappropriate such third party’s intellectual property. Such arbiter’s determination shall be final and binding on the Parties, and any dispute with respect to such arbiter’s determination shall not be submitted for resolution pursuant to Section 10.2. Additionally, any determination of likely or actual infringement shall be deemed a determination that such license to intellectual property rights of a third party is “necessary” for purposes of Section 4.4.5(a).

4.5       Royalty Reports.

4.5.1       After the First Commercial Sale of the first Product, OPIANT shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales, and to enable the royalties payable to AEGIS under Section 4.4 to be determined.

4.5.2       Within forty-five (45) days after the end of each Calendar Quarter during the term of this License Agreement following the First Commercial Sale of the first Product by OPIANT, its sublicensees (subject to Section 4.9) or their respective Affiliates, OPIANT shall furnish to AEGIS a written report showing in reasonable detail, on a country-by-country and Product-by-Product basis), (a) the Net Sales of Products sold by OPIANT, its Affiliates and sublicensees during such Calendar Quarter; (b) the calculation of the royalties which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such Net Sales; and (d) the exchange rates, if any, used in determining the amount of U.S. dollars.

4.5.3       All royalties shown to have accrued by each royalty report provided under this Section 4.5 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. All royalty reports are the Confidential Information of OPIANT.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.6       Audits.

4.6.1       Upon the written request of AEGIS and not more than once in each Calendar Year, OPIANT shall permit an independent certified public accounting firm of nationally recognized standing, selected by AEGIS and reasonably acceptable to OPIANT, at AEGIS’ expense, to have access during normal business hours to such of the records of OPIANT as may be reasonably necessary to verify the accuracy of the royalty reports under Section 4.5 for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, OPIANT, and shall disclose to AEGIS and OPIANT only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

4.6.2       If such accounting firm concludes that additional royalties were owed during the audited period, OPIANT shall pay such additional royalties within thirty (30) days after the date AEGIS delivers to OPIANT such accounting firm’s written report so concluding. If such accounting firm concludes that OPIANT has overpaid royalties during the audited period, OPIANT shall have the right to credit the amount of the overpayment against each subsequent quarterly payment due to AEGIS until the overpayment has been fully applied to pay such additional royalties. If the overpayment is not fully applied prior to the final quarterly payment of royalties due hereunder, AEGIS shall promptly refund to OPIANT an amount equal to any remaining overpayment. The fees charged by such accounting firm shall be paid by AEGIS provided, however, if the audit discloses that the royalties payable by OPIANT for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then OPIANT shall pay the reasonable fees and expenses charged by such accounting firm.

4.6.3       OPIANT shall include in each permitted sublicense granted by it pursuant to the License Agreement a provision requiring the sublicensee to make reports to OPIANT, and to keep and maintain records of sales made pursuant to such sublicense, and to permit audits by OPIANT of such records. OPIANT shall grant access to such reports by AEGIS’ independent accountant as set forth in Section 4.6.1.

4.6.4       AEGIS shall treat all financial information subject to review under this Section 4.6 as Confidential Information of OPIANT consistent with Section 7, and shall cause its accounting firm to retain all such financial information in confidence.

4.7       Payment Method. All payments owed under this License Agreement shall be paid in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by AEGIS to OPIANT. For the purposes of computing Net Sales of Products commercialized by OPIANT that are sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars as calculated at the actual average rates of exchange for the pertinent month as reported in the Wall Street Journal, or at such other exchange ratio as the Parties may mutually approve in writing.

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Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.8       Taxes and Duties. If OPIANT is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to AEGIS due to the applicable laws of such country, such amount shall be deducted from the payment to be made by OPIANT, and OPIANT shall promptly notify AEGIS of such withholding. Within a reasonable amount of time after making such deduction, OPIANT shall furnish AEGIS with copies of any documentation evidencing such withholding and the related payment by OPIANT to the applicable tax authority. Each Party agrees to cooperate with the other in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect, and in obtaining papers from or filing papers with the applicable tax authority. However, any such deduction or withholding shall be an expense of and borne solely by AEGIS.

4.9       Sublicense Revenue. In the event OPIANT, or its Affiliates, grants any sublicenses to third parties pursuant to Section 3.2 of this License Agreement, in lieu of any license maintenance fees, milestones or royalties which may be due to AEGIS under this License Agreement, OPIANT shall pay to AEGIS the Sublicense Rate (defined below) of the Sublicense Revenue (defined below) received by OPIANT or its Affiliate (the “Sublicense Fee”). Upon OPIANT’s request from time to time, AEGIS shall use commercially reasonable efforts to assist OPIANT in establishing any such sublicense agreement, including, without limitation, cooperating in the due diligence review by prospective sublicensees, provided OPIANT shall reimburse AEGIS for any third party expenses, including but not limited to legal fees for support of intellectual property due diligence, incurred by AEGIS in support of such activities. For clarity, the value of any and all equity received by AEGIS from OPIANT shall be specifically excluded from the Sublicense Fee. However, in no event shall AEGIS’s share of royalties received from sublicensees and included in the Sublicense Fee be less than ****% of Net Sales of Products by the relevant sublicensee, for sublicenses granted by OPIANT (or its Affiliate).

“Sublicense Rate” shall be negotiated in good faith by the Parties upon the request of OPIANT.

“Sublicense Revenue” means all upfront, milestone and royalty payments and other consideration received by OPIANT and its Affiliates from third party sublicensees to the extent attributable to sublicenses under the AEGIS Technology, excluding: (i) reimbursement or funding for R&D activities performed by or on behalf of OPIANT, (ii) amounts for purchase of stock or other equity or debt interests in OPIANT, (iii) reimbursement of patent costs and other out-of-pocket costs actually incurred by OPIANT, (iv) payments received for the supply of goods (including Products) or services, including sales and marketing support, co-promotion activities and sales force reimbursement, and (v) payments for the sale of substantially all of the business or assets of OPIANT, whether by merger, sale of stock, sale of assets or otherwise. To the extent that a payment made by a sublicensee pursuant to items (i), (ii) or (iv) of the preceding sentence is in excess of the then-current fair market value, as determined in compliance with GAAP, of each of the corresponding items, then such excess shall be considered Sublicense Revenue.

5.           OWNERSHIP AND RIGHTS FOR DATA AND TECHNOLOGY

5.1       AEGIS Technology. Subject to the rights and licenses specified in this License Agreement, AEGIS shall solely own all right, title, and interest in the AEGIS Data, AEGIS Inventions, AEGIS Know-How Rights, and AEGIS Patent Rights.

5.2       OPIANT Technology. Subject to the rights and licenses specified in this License Agreement, OPIANT shall solely own all right, title, and interest in the OPIANT Data, OPIANT Inventions, OPIANT Know-How Rights, and OPIANT Patent Rights.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.3       Inventorship. Inventorship of Inventions shall be determined in accordance with U.S. patent laws (Title 35, United States Code), and, except as expressly provided otherwise in Section 5.4, 5.5 or 5.6, the inventor of an invention (whether AEGIS, OPIANT, or AEGIS and OPIANT jointly) shall be the owner of such Inventions and any patent rights and other intellectual property rights in and to such Inventions. AEGIS personnel have executed, or will cause to be executed, agreements requiring such personnel to assign to AEGIS all Inventions made by such personnel, and OPIANT personnel have executed, or will cause to be executed, agreements requiring such personnel to assign to OPIANT all Inventions made by such personnel.

5.4       Inventions Related to the Compound.

5.4.1       Ownership. As between AEGIS and OPIANT, OPIANT is the owner of all right, title and interest in and to the Compound, which shall be included in OPIANT Technology and:

(a)       AEGIS shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims or uses or purports to claim or use the Compound or the Product (other than a Joint Invention), or any information or other materials directly or indirectly derived therefrom, without the prior express written consent of OPIANT.

(b)       If there is an Invention covering the a Compound (without use of an Excipient) made or conceived by employees, consultants, agents and others conducting work on behalf of AEGIS or its Affiliate, whether alone or jointly with one or more employees, consultants, agents and others conducting work on behalf of OPIANT, AEGIS agrees to promptly disclose such invention to OPIANT and supply OPIANT with a copy of the disclosure for OPIANT’S evaluation purposes. If such invention relates to a Compound (without use of an Excipient), OPIANT shall have the sole right to determine what, if any, patent applications should be filed on such Invention. AEGIS hereby assigns to OPIANT all right, title and interest in any such Inventions and shall execute, and require its and its Affiliates personnel and contractors to execute, any documents reasonably required to confirm OPIANT’s ownership of such Inventions, and any documents required to apply for, maintain and enforce any patent rights in such Inventions.

5.4.2       No Implied License. This License Agreement shall not grant any license or other rights to AEGIS in any patent rights or other intellectual property rights of OPIANT, and no rights are provided to AEGIS under any patents, patent applications, trade secrets or other proprietary rights of OPIANT. In particular, no rights are provided to use the Compound and any patents or intellectual property of any kind to AEGIS for profit-making, commercial or research purposes, including but not limited to sale of the Compound, use in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting by a commercial or not for-profit entity or by AEGIS itself.

5.5       Inventions Related to the Excipient.

5.5.1       Ownership. As between AEGIS and OPIANT, AEGIS is the owner of all right, title and interest in and to the Excipient, which shall be included in AEGIS Technology and;

(a)       OPIANT shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims or uses or purports to claim or use the Excipient, without the prior express written consent of AEGIS.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)       If there is an Invention covering the Excipient made or conceived by employees, consultants, agents and others conducting work on behalf of OPIANT, whether alone or jointly with one or more employees, consultants, agents and others conducting work on behalf of AEGIS, OPIANT agrees to promptly disclose such invention to AEGIS and supply AEGIS with a copy of the disclosure for AEGIS’ evaluation purposes. AEGIS shall have the sole right to determine what, if any, patent applications should be filed on such Invention. OPIANT hereby assigns to AEGIS all right, title and interest in any such Inventions and shall execute, and require its and its Affiliates personnel and contractors to execute, any documents reasonably required to confirm AEGIS’ ownership of such Inventions, and any documents required to apply for, maintain and enforce any patent rights in such Inventions. For the avoidance of doubt, such Inventions shall be AEGIS Technology and be subject to the terms of the License.

5.5.2       No Implied License. Except for the License, this License Agreement shall not be construed to grant any license or other rights to OPIANT in the AEGIS Technology (other than Joint Inventions and Joint Patent Rights).

5.6       Joint Inventions. “Joint Invention” shall mean (a) any Invention that embodies a Product, including without limitation any invention relating to the use of Excipient for administering or stabilizing such Compound, or (b) any Invention that is (i) made or conceived jointly by one or more employees, consultants, agents and others conducting work on behalf of Aegis and one or more employees, consultants, agents and others conducting work on behalf of Opiant in connection with the performance of, and during the term of, this License Agreement and/or the Supply Agreement and/or any of the Prior Agreements and (ii) is not an Invention subject to the provisions of Section 5.4.1 or Section 5.5.1 shall be a “Joint Invention”. As between Aegis and Opiant, Aegis shall be the owner of the Joint Inventions. The Parties shall meet and confer regarding any Joint Invention, and for clarity, all Joint Inventions shall be included in the license grant set forth in Article 3.

5.7       Rights. For clarity, nothing herein shall affect the right of Opiant to invent and seek intellectual property protection for inventions that do not comprise the AEGIS Technology. For further clarity, nothing herein shall affect the right of Aegis to invent and seek intellectual property protection for inventions that do not comprise the OPIANT Technology.

6.           PATENT RIGHTS

6.1       Prosecution and Maintenance of AEGIS Patent Rights.

6.1.1       Subject to Section 6.1.4, AEGIS shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the AEGIS Patent Rights. AEGIS shall give OPIANT a reasonable opportunity, before filing, to review and comment on any patent application within the AEGIS Patent Rights that covers the Product and take into good faith consideration OPIANT’S comments. After filing, AEGIS shall provide OPIANT with a copy of such patent application as filed, together with notice of its filing date and serial number. OPIANT shall, at AEGIS’ reasonable expense, cooperate with AEGIS, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the AEGIS Patent Rights.

6.1.2       To the extent reasonably expected to adversely affect the AEGIS Patent Rights or the Product, AEGIS shall promptly provide OPIANT with copies of correspondence or materials received from the PCT, the U.S. Patent & Trademark Office, or equivalent intellectual property regulatory authority in any other country.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.1.3       If OPIANT reasonably believes that AEGIS may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of the AEGIS Patent Rights specific to the Product(s) within a reasonable time, OPIANT shall provide AEGIS with written notice of such deficiency. If AEGIS fails to take any action required for the preparation, filing, prosecution, defense or maintenance of the AEGIS Patent Rights specific to the Product(s) within the shorter of (i) forty-five (45) days of notice from OPIANT or (ii) thirty (30) days before the deadline for taking such action, OPIANT shall have the right to thereafter make any such required payments or take any such required action, and deduct and offset such payments and any related costs and expenses from any milestone payments, royalties or other payments which may be required under this License Agreement or otherwise by Opiant, its Affiliates or sublicensees to Aegis. Upon OPIANT taking such action, Aegis shall have thirty (30) days to (a) provide OPIANT with written notice of its intent to have prepared, filed, prosecuted, defended or maintained the Aegis Patent Rights specific to the Product(s), and election to continue preparation, filing, prosecution, or maintenance of such Aegis Patent Rights specific to the Product (s), and (b) reimburse OPIANT for all of its cost and expenses incurred in connection with the filing, preparation, prosecution, defense or maintenance of the foregoing Aegis Patent Rights specific to the Product(s); provided, however, that in the event that Aegis fails to meet subsection (a) and (b), Aegis shall assign all right, title and interest in and to such Aegis Patent Rights specific to the Product(s) to OPIANT for no additional consideration.

6.1.4       OPIANT shall reimburse AEGIS for the reasonable actual costs incurred by AEGIS under the AEGIS Patent Rights that are specific only to the Compound(s) and/or Product(s), including but not limited to all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; provided, however, that (a) for all AEGIS Patent Rights that are specific only to the Compound(s) (“Compound Specific Aegis Patent Rights”), OPIANT, with patent counsel of its choice shall direct and manage such preparation, prosecution and maintenance of such AEGIS Patent Rights, and (b) for all AEGIS Patent Rights that are specific to the Compound and Product(s) or Product, AEGIS shall be responsible, with patent counsel of its choice, for the preparation, prosecution and maintenance of such AEGIS Patent Rights subject to the directions provided by OPIANT. For all Compound Specific Aegis Patent Rights, OPIANT shall give AEGIS a reasonable opportunity, before filing, to review and comment on any patent application within the AEGIS Patent Rights and take into good faith consideration AEGIS’ comments. For clarity, the AEGIS Patent Rights do not include Joint Patent Rights and the obligations relating to Joint Patent Rights is set forth in Section 6.3.

6.2       Prosecution and Maintenance of OPIANT Patent Rights. OPIANT shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the OPIANT Patent Rights. At OPIANT’s expense, AEGIS shall cooperate with OPIANT, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the OPIANT Patent Rights.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.3           Prosecution and Maintenance of Joint Patent Rights. AEGIS and OPIANT shall cooperate in the review of potential Joint Inventions and in the preparation, filing, prosecution and maintenance the Joint Patent Rights. AEGIS and OPIANT shall meet periodically to discuss the status of the Aegis Patent Rights, the Joint Patent Rights, and potential new inventions that may claim any AEGIS Patent Right or Joint Patent Right. AEGIS shall have the primary right, but not the obligation, at its expense, to prepare, file, prosecute and maintain the Joint Patent Rights. OPIANT shall have the right to cooperate equally in, contribute to, and approve the preparation, filing, and prosecution of Joint Patent Rights, which cooperation, contribution, and approval shall not unreasonably be delayed, withheld or conditioned. Should AEGIS choose not to file, prosecute, or maintain a Joint Patent specific to the Product(s), AEGIS shall provide OPIANT forty-five (45) days advance written notice prior to any event that would abandon or action required to file, prosecute, or maintain such Joint Patent specific to the Product(s), and OPIANT shall have the right, at its cost and expense to prepare, file, prosecute or maintain such Joint Patent specific to the Product(s). Upon such event and OPIANT taking such action, AEGIS shall assign all right, title and interest in and to such Joint Patent specific to the Product(s) to OPIANT and such Joint Patent specific to the Product(s) shall become an OPIANT Patent. At AEGIS’s expense, OPIANT shall cooperate with AEGIS, execute all lawful papers and instruments, and make all rightful oaths and declarations as may be necessary in the preparation, prosecution, and maintenance of the Joint Patent Rights.

6.4           Orange Book Listings. OPIANT shall have the sole right (but not the obligation) to list any appropriate patents within the AEGIS Patent Rights, Joint Patent Rights, and OPIANT Patent Rights in the FDA Orange Book with respect to any Product.

6.5           Enforcement.

6.5.1           Notification. Each Party shall notify the other Party of any infringement known to such Party of any AEGIS Patent Rights, OPIANT Patent Rights, or Joint Patent Rights for any Product for use in the Field and shall provide the other Party with the available evidence, if any, of such infringement.

6.5.2           Paragraph IV Claims. Except to the extent otherwise agreed by the Parties in writing, the costs for any patent infringement litigation suit based on a Paragraph IV certification or any equivalent action outside the United States (i.e., an ANDA patent infringement litigation involving a patent listed pursuant to 21 U.S.C. Section 355(a)(2)(A)(iv)) involving the AEGIS Patent Rights, Joint Patent Rights or OPIANT Patent Right (to the extent covering a Product), in which a third party sends a notice letter or where OPIANT is a named defendant, or by OPIANT where OPIANT is a named plaintiff, in each case irrespective of whether AEGIS is also named as a defendant or plaintiff (a “Paragraph IV Claim”), shall be borne equally by the Parties; provided however that said costs involve the AEGIS Patent Rights or Joint Patent Rights. OPIANT shall have sole right to institute, prosecute, defend and control such litigation. AEGIS shall cooperate fully in such litigation, and in the case where OPIANT desires to bring such litigation, at OPIANT’s request, AEGIS agrees to join any such litigation to enforce the AEGIS Patent Rights or Joint Patent Rights against the third party or parties that made such Paragraph IV certification. AEGIS shall have the right to approve any settlement that would adversely affect the AEGIS Patent Rights or AEGIS’s rights under this License Agreement or result in any liability or admission on behalf of AEGIS, such approval not to be unreasonably withheld, conditioned or delayed. Any recovery realized as a result of such litigation shall be first applied to the prorata reimbursement of any reasonable litigation expenses of OPIANT and AEGIS under this Section 6.5.2. Any remaining recovery realized from litigation brought pursuant to this Section 6.5.2 shall be treated as profits on sales of Products for purposes of determining Net Sales under this License Agreement, with AEGIS receiving the applicable royalty for purposes of Section 4.4 on such deemed Net Sales, and OPIANT receiving the remainder. For purposes of illustration, if the recovery under this Section 6.5.2 is $100 Million (U.S. $100,000,000), after reimbursement of any reasonable litigation expenses, and OPIANT’s gross margin for the Product as determined for the most-recent Calendar Quarter completed prior to the initial certification or infringing action was eighty percent (80%), then the Net Sales would be deemed to be One Hundred Twenty-Five Million U.S. dollars ($125,000,000) and such amount would be included in the next royalty report pursuant to Section 4.5. All other patent infringement litigation involving the AEGIS Patent Rights shall be subject to the provisions of Sections 6.5.3.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.5.3           AEGIS Patent Rights. Except as set forth in Section 6.5.2, AEGIS, at its sole expense, shall have the right to determine the appropriate course of action to enforce the AEGIS Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the AEGIS Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the AEGIS Patent Rights, and shall consider, in good faith, the interests of OPIANT in so doing. If AEGIS does not, within ninety (90) days after receipt of any notice from OPIANT under Section 6.4.1, either abate the infringement of the AEGIS Patent Rights for any Product in the Field or file suit to enforce the AEGIS Patent Rights against at least one infringing party, or, to the extent UAB has the first right to do so pursuant to the UAB Licensing Agreement, cause UAB to do so, OPIANT shall have the right, upon prior written notice to AEGIS, to take whatever action it deems appropriate to enforce the AEGIS Patent Rights for any Product in the Field and if OPIANT provides to AEGIS an opinion issued by a nationally recognized patent attorney opining that AEGIS is an indispensable party plaintiff to such suit then AEGIS shall agree to join such litigation as a party upon OPIANT’S written request.

6.5.4           Joint Patent Rights.

(a)          OPIANT, at its sole expense, shall have the right to determine the appropriate course of action to enforce any Joint Patent Rights that claim Compound(s), Product(s), and/or Excipient(s) used in Product(s) or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Joint Patent Rights, and shall consider, in good faith, the interests of AEGIS in so doing. If OPIANT does not, within ninety (90) days after receipt of any notice from AEGIS under Section 6.5.1, either abate the infringement of such Joint Patent Rights or file suit to enforce such Joint Patent Rights against at least one infringing party, AEGIS shall have the right, upon prior written notice to OPIANT, to take whatever action it deems appropriate to enforce such Joint Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of AEGIS’ intent to file such suit, OPIANT shall have the right to join such suit as a co-plaintiff or co-defendant with AEGIS and to fund up to one-half (1/2) the costs of such suit.

(b)          AEGIS, at its sole expense, shall have the right to determine the appropriate course of action to enforce the Joint Patent Rights that claims Excipient(s), and do not claim Compound(s), Product(s), and/or Excipient(s) used in Product(s), or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Joint Patent Rights, and shall consider, in good faith, the interests of OPIANT in so doing. If AEGIS does not, within ninety (90) days after receipt of any notice from OPIANT under Section 6.5.1, abate the infringement of such Joint Patent Rights or file suit to enforce such Joint Patent Rights against at least one infringing party, OPIANT shall have the right, upon prior written notice to AEGIS, to take whatever action it deems appropriate to enforce such Joint Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of OPIANT’s intent to file such suit, AEGIS shall have the right to join such suit as a co-plaintiff or co-defendant with OPIANT and to fund up to one-half (1/2) the costs of such suit.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.5.5           Cooperation; Recovery. OPIANT and AEGIS shall reasonably cooperate with each other in the planning and execution of any action under Sections 6.5.3 or 6.5.4. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation shall be first applied to the prorata reimbursement of any reasonable litigation expenses of OPIANT and AEGIS. Any remaining recovery realized from such litigation shall be treated as profits on sales of Products for purposes of determining Net Sales under this License Agreement, with AEGIS receiving the applicable royalty for purposes of Section 4.4 on such deemed Net Sales, and OPIANT receiving the remainder. For purposes of illustration, if the recovery under Sections 6.5.3 or 6.5.4 is One Hundred Million U.S. dollars (U.S. $100,000,000), after reimbursement of any reasonable litigation expenses, and OPIANT’s gross margin for the Product as determined for the most-recent Calendar Quarter completed prior to the initial infringing action was eighty percent (80%), then the Net Sales would be deemed to be One Hundred Twenty-Five Million U.S. dollars ($125,000,000) and such amount would be included in the next royalty report pursuant to Section 4.5.

6.5.6           OPIANT Patent Rights. OPIANT, at its sole expense, shall have the right to determine the appropriate course of action to enforce the OPIANT Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the OPIANT Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the OPIANT Patent Rights.

6.6           FDA Matters. AEGIS covenants that it will not in the performance of its obligations under this License Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). AEGIS will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug and Cosmetic Act.

6.7           Joint Research Agreement. The Parties hereby agree that this Agreement shall constitute a joint research agreement as such term is used and defined in 35 U.S.C. §102(c).

7.          CONFIDENTIALITY

7.1           Confidentiality. During the term of this License Agreement and for a period of ten (10) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party. Notwithstanding the previous sentence, the receiving Party may disclose the Confidential Information of the disclosing Party solely on a “need to know basis”, to Affiliates, and their and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by obligations of nondisclosure and non-use no less restrictive than the obligations set forth in this Section 7; provided, however, that, in each of the above situations, the receiving Party shall remain responsible for any failure by any person or entity that receives Confidential Information pursuant to this Section 7.1 to treat such Confidential Information as required under this Section 7. To the extent that disclosure to any person is authorized by this License Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this License Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.2           Terms of License Agreement. Except as otherwise set forth in this Agreement, neither party shall disclose any terms or conditions of this License Agreement to any third party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this License Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in, or lending arrangement with, such third party, (ii) a sublicense, collaboration, co-promotion, strategic partnership, merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party. In addition, OPIANT acknowledges that AEGIS is required and shall have the right to provide a copy of this License Agreement (and any subsequent amendment hereto), to UAB under the confidentiality provisions of the UAB Licensing Agreement. AEGIS shall use reasonable efforts to enforce the confidentiality provisions of the UAB Licensing Agreement to the fullest extent permitted thereby so as to preserve the confidentiality of this License Agreement and its terms, and shall not consent to any disclosure of this License Agreement or its terms to any third party by UAB. Notwithstanding the foregoing, either Party may disclose the fact that the Parties have entered into this exclusive license agreement, and a general description of the AEGIS Patent Rights, the Product, and the Field covered by this License Agreement.

7.3           Permitted Disclosures. The confidentiality obligations under this Section 7 shall not apply to any portion of Confidential Information to the extent that a Party is required to disclose such portion by applicable Law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that, to the extent practicable (based on regulation or applicable Law), such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

7.4           Publicity. If either Party wishes to make a public disclosure concerning this License Agreement, such Party shall provide the other Party in advance with a copy of such proposed disclosure and the other Party shall have two (2) Business Days within which to approve or disapprove the content of the proposed disclosure. Neither Party shall unreasonably withhold approval of such disclosure. Failure to respond within such two (2) Business Day period shall constitute approval. Either Party may disclose the existence of this License Agreement and the terms and conditions hereof, without the prior written consent of the other Party, as may be required by applicable Law (including, without limitation, disclosure requirements of any Regulatory Authority (including without limitation the FDA and the U.S. Securities and Exchange Commission, or the NYSE, NASDAQ or any other stock exchange), in which case the Party seeking to disclose the information shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. Once a Party has approved the substance of any disclosure concerning this License Agreement, whether in a press release, a filing with a Regulatory Authority or otherwise, such Party may thereafter republish such disclosure in any other medium without again obtaining the prior approval of the other Party.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.          INDEMNIFICATION AND INSURANCE

8.1           Indemnification by OPIANT. Except to the extent that AEGIS is obligated to indemnify OPIANT under Section 8.2, OPIANT shall indemnify and hold harmless AEGIS, its Affiliates and its and their directors, officers, employees, agents, successors and assigns from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by OPIANT under this License Agreement; or (b) the Exploitation of the AEGIS Technology or Products by OPIANT, its sublicensees or their respective Affiliates; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Party seeking indemnification under this Section 8.1.

8.2           Indemnification by AEGIS. AEGIS shall indemnify and hold harmless OPIANT, its Affiliates and sublicensees, and its and their directors, officers, employees, agents, successors and assigns, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the breach of any representation, warranty or covenant by AEGIS under this License Agreement; (b) the Exploitation of the AEGIS Technology or Excipient(s) by AEGIS, its licensees (excluding OPIANT) or their respective Affiliates and sublicensees; (c) any claim of any third party that AEGIS willfully disclosed or made available to OPIANT any AEGIS Technology in violation of an obligation of AEGIS to such third party; or (d) any claim of any third party that the AEGIS TECHNOLOGY infringes or misappropriates any third party intellectual property right; provided, however, that such indemnification right shall not apply to any losses, liabilities, damages or expenses to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a Party seeking indemnification under this Section 8.2.

8.3           Procedure. A Party that intends to claim indemnification under this Section 8 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee, shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed, or conditioned, unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.4           Insurance. Each Party shall maintain insurance with respect to its activities under this License Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto. OPIANT shall be named as an additional insured on any such policies maintained hereunder by AEGIS, and AEGIS shall be named as an additional insured on any such policies maintained hereunder by OPIANT. If there are any additional costs for adding a Party as an additional insured, that Party shall pay such additional costs.

9.          TERM; TERMINATION

9.1           Term. This License Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 9.2 or 9.3, shall continue in effect until the expiration of OPIANT’s obligation to pay royalties hereunder.

9.2           Termination for Breach or Bankruptcy.

9.2.1           If OPIANT has breached any of its obligations to pay any of the undisputed (in good faith) payments to which AEGIS is entitled under Section 5, and such breach shall continue for thirty (30) days after written notice of such breach was provided to OPIANT by AEGIS, AEGIS shall have the right at its option to terminate this License Agreement effective at the end of such thirty (30) day period.

9.2.2           If a Party has materially breached any of its obligations under this License Agreement (except as specified in Section 9.2.1), and such material breach shall continue for sixty (60) days after written notice of such breach was provided to the breaching Party by the nonbreaching Party, the nonbreaching Party shall have the right at its option to terminate this License Agreement effective at the end of such sixty (60) day period.

9.2.3           Either Party may terminate this License Agreement, to the extent permissible under applicable Law, upon the occurrence of one or more of the following:

(a)          immediately upon written notice to the other Party in the event such other Party becomes insolvent or initiates a voluntary proceeding under the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”); or

(b)          immediately upon written notice to the other Party in the event such other Party becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

9.3           Termination by OPIANT. OPIANT may terminate this License Agreement in whole or in part, on a Product-by-Product, country-by-country basis at any time upon thirty (30) days prior written notice to AEGIS for any reason or no reason.

9.4           Effect of Expiration or Termination.

9.4.1           Expiration or termination of this License Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Without limiting the foregoing, Sections 1, 5, 7, 8, 10 and Sections 4.6, 6.1, 6.2, 6.4, and 9.4 shall survive any expiration or termination of this License Agreement.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.4.2           Upon expiration of this License Agreement under Section 9.1, OPIANT shall have a non-exclusive, paid-up license for the same rights previously covered by this License Agreement.

9.4.3           If OPIANT elects to terminate this License Agreement under Section 9.2.2, OPIANT may nevertheless continue to have the same license rights previously covered by this License Agreement, so long as OPIANT continues to pay royalties, milestones, and other sums that are payable to AEGIS under this License Agreement; provided that OPIANT shall have the right to credit against any such royalties, milestones, and other sums payable an amount equal to any actual direct damages suffered by OPIANT as a result of the breach by AEGIS which gave rise to the termination under Section 9.2.2.

9.4.4           Except as may be necessary or useful for the exercise of the licenses set forth in Sections 9.4.1, 9.4.2 and 9.4.3, promptly upon the expiration or earlier termination of this License Agreement, (a) OPIANT shall destroy or return (at AEGIS’ expense) to AEGIS (as AEGIS shall direct) all AEGIS Technology; and (b) each Party shall return to the other Party all tangible items regarding the Confidential Information of the other Party and all copies thereof; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

10.         GENERAL PROVISIONS

10.1         Governing Law. This License Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without giving effect to any conflicts of law principles that would result in the application of the laws of any state other than the State of California.

10.2         Arbitration. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this License Agreement, or the performance by either Party of any obligation under this License Agreement, whether before or after termination of this License Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California. The method and manner of discovery in any such arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. Each Party shall choose one (1) arbitrator within thirty (30) days after receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment. If one or both of the Parties fails to make a timely appointment of its arbitrator, then such missing arbitrator(s) will be appointed by the American Arbitration Association. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. The arbitrators shall make their award and decision by majority approval, which shall be made in accordance with the terms of this License Agreement and applicable law. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, (i) either Party shall have the right, without waiving any right or remedy available to such Party under this License Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder, and (ii) any and all issues regarding the scope, construction, validity, and enforceability of one or more patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent or patents in question. Each of the Parties agrees that if certain material obligations under this License Agreement are not performed in accordance with their specific terms or are otherwise breached, (a) severe and irreparable damage may occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the Parties agrees that, in such case, the injured Party or Parties shall be authorized and entitled to seek to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 7.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.3         Modification; Waiver. This License Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. No waiver by a Party of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this License Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this License Agreement.

10.4         Rights Under U.S. Bankruptcy Code. All rights and licenses granted under or pursuant to this License Agreement by AEGIS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to intellectual property as defined under Section 101 of the Bankruptcy Code. AEGIS agrees that OPIANT shall retain and may fully exercise its rights and elections under the Bankruptcy Code.

10.5         Assignment. Neither this License Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other; provided, however, that (i) OPIANT may, without the written consent of AEGIS, assign this License Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to the Product, or in the event of its merger, consolidation, change in control or similar transaction; (ii) AEGIS may, without the written consent of OPIANT, assign this License Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation or change in control; and (iii) neither Party shall unreasonably withhold, delay or condition its consent to any proposed assignment in any situation whereby all of its rights and entitlements are unaffected. Any permitted assignee shall assume all obligations of its assignor under this License Agreement. Any purported assignment in violation of this Section 10.5 shall be void. For avoidance of doubt, AEGIS may have the Excipients manufactured by a third party contract manufacturer for the benefit of AEGIS and/or OPIANT, which shall not be deemed to be an assignment or delegation restricted by this Section 10.5; provided, that AEGIS shall remain responsible for all obligations with respect to any Excipients.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.6         Independent Contractors. The relationship of the Parties is that of independent contractors. The Parties are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this License Agreement or the transactions contemplated thereby.

10.7         Further Actions. Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

10.8         Notices. Any notice, report, communication, or consent required or permitted by this License Agreement shall be in writing and shall be sent by a Party (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to AEGIS:

AEGIS Therapeutics, LLC

11770 Bernardo Plaza Court, Suite 353

San Diego, CA 92128

Attn: Chief Executive Officer

Fax: (858) 618-1441

with a copy to (which alone shall not constitute notice):

DLA Piper US LLP

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attn: Knox Bell, Esq.

Fax: (858) 677-1401

If to OPIANT:

OPIANT Pharmaceuticals, Inc.

401 Wilshire Boulevard, 12th Floor

Santa Monica, CA 90401

Attn: Chief Executive Officer

Fax: (917) 322-2105

with a copy to (which alone shall not constitute notice):

DLA Piper US LLP

1650 Market Street

Suite 4900

Philadelphia, PA 19103

Attn: Fahd M.T. Riaz, Esq.

Fax: (215) 606 -2069

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.9         No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

10.10       Force Majeure. Nonperformance of a Party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party; provided, however, that the nonperforming Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

10.11       No Consequential Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 7, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS LICENSE AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS LICENSE AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.

10.12      Complete Agreement. This License Agreement, the Supply Agreement, and the Prior Agreements, constitute the entire agreement between the Parties regarding the subject matter hereof, and all prior and contemporaneous representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect; provided, however, that the terms of certain Mutual Confidentiality Agreement between AEGIS and OPIANT dated as of November 13, 2013, shall remain in full force and effect as to all confidential information disclosed thereunder.

10.13      Counterparts. This License Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. A facsimile copy of this License Agreement bearing the signature (original or facsimile or .PDF version) of both Parties shall be binding on the Parties.

10.14      Severability. If any provision of any provision of this License Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this License Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this License Agreement to any Party. In the event that any provision of this License Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this License Agreement to any Party, the Parties shall modify such provision in accordance with Section 10.3 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this License Agreement.

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.15      Headings. The captions to the several sections hereof are not a part of this License Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

[SIGNATURE PAGE NEXT]

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Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Execution Date.

AEGIS THERAPEUTICS, LLC

By:	/s/ Edward T. Maggio, Ph.D.
Edward T. Maggio, Ph.D.
Chief Executive Officer

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Roger Crystal
Roger Crystal
Chief Executive Officer

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT A
DEFINITIONS

“AEGIS” shall have the meaning set forth in the preamble to the License Agreement and the Supply Agreement.

“AEGIS Data” shall mean any data regarding the Compound(s), Excipient(s), and/or Product(s) in which AEGIS has an ownership or licensable interest at any time during the term of the License Agreement and/or Supply Agreement, including without limitation all relevant and available sections of the drug master file(s) for the Excipients, as filed by AEGIS or its Affiliates with the FDA or any other governmental authority from time to time, but excluding third party confidential information.

“AEGIS Invention” shall mean any Invention made or conceived by employees, consultants, agents and others conducting work on behalf of Aegis that relates to Compound(s), Excipient(s) , and/or Product(s), but excluding a Joint Invention.

“AEGIS Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Compound(s), Excipient(s), and/or Product(s) in which AEGIS has an ownership or licensable interest at any time during the term of the License Agreement.

“AEGIS Patent Rights” shall mean, collectively, (a) any patent and patent application, which is owned by AEGIS, licensed to AEGIS or otherwise controlled by AEGIS or any of its Affiliates, as of the Effective Date or during the term of this Agreement and is necessary or useful to research, develop, use or Exploit the Excipient or otherwise Exploit the Product, including without limitation those certain patent applications listed on Exhibit B attached to the License Agreement and any patent rights for an AEGIS Invention; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on AEGIS Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“AEGIS Technology” shall mean, collectively, (a) AEGIS Data; (b) AEGIS Patent Rights; (c) AEGIS Know-How Rights; (d) AEGIS Inventions; and (e) AEGIS’ interest in any Joint Inventions and/or Joint Patent Rights.

“Affiliate” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity. For purposes of this definition, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Annual Net Sales” shall mean, with respect to any Annual Net Sales Period, the Net Sales earned in such Annual Net Sales Period.

“Annual Net Sales Period” shall mean each of (a) the period from the date of the First Commercial Sale of the first Product through December 31 of the Calendar Year in which the First Commercial Sale of the first Product takes place, and (b) each Calendar Year thereafter.

“Approval” shall mean, with respect to any Product in any jurisdiction, all approvals from any Regulatory Authority necessary for the sale of the Product in such jurisdiction in accordance with applicable Laws, including without limitation receipt of pricing and reimbursement approvals, where required.

“Bankruptcy Code” shall have the meaning set forth in Section 9.2.3(a) of the License Agreement.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the License Agreement and the Supply Agreement shall extend from the commencement of such respective agreement to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of the License Agreement or the Supply Agreement, as applicable.

“Calendar Year” means (a) for the first Calendar Year of the term of the License Agreement and the Supply Agreement, the period beginning on the Effective Date and ending on December 31, 2008, (b) for each Calendar Year of the term of the License Agreement or the Supply Agreement, as applicable, thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the term of the License Agreement or the Supply Agreement, the period beginning on January 1 of the Calendar Year in which the License Agreement or the Supply Agreement, respectively, expires or terminates and ending on the effective date of expiration or termination of the License Agreement or the Supply Agreement, respectively.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 3.7.2 of the License Agreement.

“Compound” shall mean any of the following: (a) **** and (b) any isomers, hydrates, anhydrides, solvates, esters, salt forms, free acids or bases, prodrugs, complexes or polymorphs of the compounds set forth in clause (a) or any compounds covered by this clause (b).

“Confidential Information” shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such Party, is disclosed by or on behalf of such Party to the other Party pursuant to the License Agreement and/or the Supply Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party and described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party (each, a “Confidentiality Exception”).

A-2

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Confidentiality Exception” shall have the meaning set forth in the preceding definition.

“Effective Date” shall have the meaning set forth in the preamble to the License Agreement.

“EMA” shall mean the European Medicines Agency, or the successor thereto.

“Encumbrance” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, condition, equitable interest, right of first refusal, community property interest, covenant, option, title defect, claim, restriction, variance, exception, license, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership

“Excipients” shall mean AEGIS’s proprietary chemically synthesizable delivery enhancement agents (including without limitation the Intravail® absorption enhancement agents, ProTek® and HydroGel®), that, among other things, allow non-invasive systemic delivery of potent peptide, protein, and small and large molecule drugs.

“EU” shall mean the countries comprising the European Union as it may be constituted from time to time, and any successors to, or new countries created from, any of the foregoing.

“Exploit,” “Exploiting” or “Exploitation” shall mean to research, develop, make, have made, use, sell, have sold, offer for sale, import, export and/or otherwise commercialize and dispose of.

“FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

“Field” shall mean any and all indications, uses, or purposes of Compound(s) and/or Product(s) in any and all formulations, including without limitation for the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder, or condition.

“First Commercial Sale” shall mean, with respect to a Product, the first sale for which payment has been received for use or consumption by the general public of such Product.

“GAAP” shall mean generally accepted accounting principles.

“Generic Product” means, with respect to a Product, a generic drug for which an application under section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355) or section 505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act, or an equivalent outside the United States, is approved.

A-3

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“GMP” shall mean Good Manufacturing Practices, as specified by FDA, or similar standards or guidelines promulgated by the FDA from time-to-time, or equivalent Regulatory Authority in countries other than the United States, as applicable.

“Government Approval Application” shall mean, with respect to each country of the Territory, all filings with the FDA or the EMA (or the equivalent health regulatory authority in each country within the Territory) for registrations, permits, licenses, authorizations, approvals, or notifications that are required to develop, make, use, sell, import or export a Product, including without limitation the equivalent of an NDA, as required by the FDA or the EMA or the counterpart of the FDA or the EMA in each such country.

“IND” shall mean an investigational new drug application or similar application which is required to be filed with the FDA prior to commencing a clinical investigation of a drug pursuant to 21 C.F.R. 312.

“Indemnitee” shall have the meaning set forth in Section 8.3 of the License Agreement.

“Indemnitor” shall have the meaning set forth in Section 8.3 of the License Agreement.

“Intravail®” shall mean the Material described on Exhibit B attached to the Supply Agreement, manufactured in compliance with all applicable Laws, including without limitation GMP.

“Invention” shall mean any invention, discovery, know-how, technology or other enhancement, whether or not patentable that is made or conceived by employees, consultants, agents and others conducting work on behalf of AEGIS, OPIANT or both, in connection with the performance of, and during the term of and under the rights of, the License Agreement and/or the Supply Agreement or any of the Prior Agreements.

“Joint Invention” shall have the meaning set forth in Section 5.6 of the License Agreement.

“Joint Patent Rights” shall mean, collectively, all patents and patent applications that may issue or be prepared in the future based on a Joint Invention, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental authority, including the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder.

“License Agreement” shall have the meaning set forth in the preamble to that certain License Agreement entered into by OPIANT and AEGIS as of the Effective Date.

“Material” shall mean any Excipient supplied by AEGIS to OPIANT pursuant to the Supply Agreement, including without limitation the AEGIS product known as Intravail®, as further described in Exhibit B to the Supply Agreement, manufactured in compliance with all applicable Laws, including without limitation GMP.

“Material Tox Data” shall have the meaning set forth in Section 3.9 of the License Agreement.

A-4

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Material Tox Studies” shall have the meaning set forth in Section 3.9 of the License Agreement.

“NDA” shall mean a New Drug Application, Biologics License Application, Product License Application, or similar application which is required to be filed with the FDA to obtain a marketing approval of a Product in the United States.

“Net Sales” with respect to any Product, the invoiced sales price of such Product by OPIANT, its sublicensees and their respective Affiliates billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, outdated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions specific to the Product including government levied fees as a result of The Patient Protection and Affordable Care Act of 2010); (d) sales, use, value-added and other direct taxes incurred; (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product; and (f) bad debt and uncollectible invoiced amounts that are actually written off; and plus (g) subsequent collections of bad debt and uncollectible invoiced amounts that were actually written off. Sales between or among OPIANT and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users of the Product, but Net Sales shall include the subsequent final sales to third parties by such Affiliates or sublicensees.

“OPIANT” shall have the meaning set forth in the preamble to the License Agreement.

“OPIANT Data” shall mean any data regarding the Compound(s), Excipient(s), and/or Product(s) developed by employees, consultants, agents and others on behalf of OPIANT.

“OPIANT Invention” shall mean any Invention made or conceived by employees, consultants, agents and others conducting work on behalf of OPIANT that relates to Compound(s), Excipients or Product(s), but excluding a Joint Invention.

“OPIANT Know-How Rights” shall mean, collectively, all trade secret and other know-how rights relating to the Compound(s), Excipient(s), and/or Product(s) in which OPIANT has an ownership or licensable interest at any time during the term of the License Agreement.

“OPIANT Patent Rights” shall mean, collectively, (a) any patent and patent application relating to Excipient(s), Compound(s) or Product(s) which is owned, licensed or otherwise controlled by OPIANT or any of its Affiliates as of the Effective Date or thereafter; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all patents and patent applications that may issue or be prepared in the future based on OPIANT Inventions, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

“OPIANT Technology” shall mean, collectively, (a) OPIANT Data; (b) OPIANT Inventions; (c) OPIANT Know-How Rights; and (d) OPIANT Patent Rights.

A-5

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Paragraph IV Claim” shall have the meaning set forth in Section 6.4.2 of the License Agreement.

“Party” shall mean either AEGIS or OPIANT.

“Phase I Trial” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a foreign country.

“Prior Agreements” shall mean (a) that certain Material Transfer, Option and Research License Agreement between Aegis and Opiant dated as of December 1, 2014 as amended on December 16, 2014 and May 19, 2015; (b) the Amended and Restated Material Transfer, Option and Research License Agreement executed on April 26, 2016 and effective as of December 1, 2014; (c) the Letter Agreement dated April 26, 2016; and (d) that certain Mutual Confidentiality Agreement between Aegis and Opiant dated as of November 13, 2013.

“Product” shall mean any product containing a Compound and formulated using the Excipient(s).

“Regulatory Authority” shall mean any national or supranational governmental authority, including without limitation the FDA, EMA, or Koseisho, that has responsibility over the development and/or commercialization of a Compound, an Excipient and/or a Product.

“Royalty Term” shall mean, with respect to a Product in a country, the period that begins on the date of First Commercial Sale of such Product in such country and ends on the later of: (a) expiration of the last Valid Claim that covers the manufacture, use, offer for sale, sale, or import of such Product in such country and (b) fifteen (15) years after the date of the First Commercial Sale of such Product in such country.

“Sublicense Fee” shall have the meaning set forth in Section 4.9 of the License Agreement.

“Sublicense Rate” shall have the meaning set forth in Section 4.9 of the License Agreement.

“Sublicense Revenue” shall have the meaning set forth in Section 4.9 of the License Agreement.

“Subsequent Product” shall mean a new Product (in addition to a previous Product) for which a new NDA Approval is required by the FDA for marketing the Product.

“Supply Agreement” shall have the meaning set forth in the preamble to that certain Supply Agreement entered into by OPIANT and AEGIS as of the Effective Date.

“Territory” shall be worldwide.

“UAB” shall mean The UAB Research Foundation, a not-for-profit corporation.

“UAB Licensing Agreement” shall mean the Licensing Agreement between AEGIS and UAB, effective February 12, 2004.

A-6

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Valid Claim” shall mean, on a country-by-country basis, either (a) a claim of an issued and unexpired patent in the AEGIS Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application in the AEGIS Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and in any event has not been pending for more than seven (7) years.

A-7

Confidential

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “****”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

AEGIS PATENT RIGHTS

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